EXHIBIT 99.1
Contact:        Suann Guthrie
VP, Investor Relations, Sustainability & Communications
    (469) 214-8202; suann.guthrie@darlingii.com

FOR IMMEDIATE RELEASE
Aug. 1, 2022

Darling Ingredients Inc. Completes Acquisition of Brazil’s Largest Independent Rendering
Company, FASA Group

IRVING, TX, Aug. 1, 2022 – Darling Ingredients Inc. (NYSE: DAR), the world’s premier company repurposing animal and food byproducts into specialty food and feed ingredients and a leader in decarbonization solutions, today announced it has completed the acquisition of Brazil’s largest independent rendering company, FASA Group.

The company first announced the acquisition in May 2022 for a purchase price of approximately R$2.8 billion Brazilian Real in cash ($542.6 million USD at today’s exchange rate), plus or minus various closing adjustments and a contingent payment based on future earnings growth. As part of the transaction, Darling Ingredients has acquired 14 plants that process more than 1.3 million metric tons annually, with an additional two plants under construction.

“Brazil will play a big role in feeding a growing world population, which makes it a premier location to grow our specialty ingredients business,” Randall C. Stuewe, Chairman and Chief Executive Officer, Darling Ingredients. “FASA is a well-run business, will be immediately accretive and further de-risks the supply chain by providing an additional source of non-food based, low-carbon waste fats to be used in the production of renewable diesel and sustainable aviation fuel.”

About Darling
Darling Ingredients Inc. (NYSE: DAR) is the largest publicly traded company turning edible by-products and food waste into sustainable products and a leading producer of renewable energy. Recognized as a sustainability leader, the company operates 250 plants in 17 countries and repurposes nearly 15% of the world's meat industry waste streams into value-added products, such as green energy, renewable diesel, collagen, fertilizer, animal proteins and meals and pet food ingredients. To learn more, visit darlingii.com. Follow us on LinkedIn.